Exhibit 99.1
Contact: 480-693-5729
FOR IMMEDIATE RELEASE
STEVE WHISLER TO RESIGN FROM US AIRWAYS BOARD OF DIRECTORS
TEMPE, Ariz., Nov. 22, 2011 — US Airways (NYSE: LCC) today announced that J. Steven Whisler has elected to resign as a member of its Board of Directors effective Dec. 31. Whisler has served on the Company’s Board since 2001.
US Airways’ Chairman and CEO Doug Parker said, “We are grateful to Steve for his counsel and influence over the past decade — the most challenging period in the history of commercial aviation. Steve’s business acumen and leadership have helped us navigate during these volatile and uncertain times and he has served our shareholders well. On behalf of the US Airways Board, we thank Steve for his valuable contributions.”
Whisler commented, “It has been an honor and a pleasure to serve with the America West and US Airways Boards in addressing the Company’s and industry challenges over the past ten years. I am confident my fellow directors and management will continue to build on the solid foundation we have put in place.”
Whisler, 56, is the former Chairman and Chief Executive Officer of Phelps Dodge Corporation. He joined the America West Airlines Board in 2001 and the US Airways Board at the time of the merger in 2005.
About US Airways
US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,000 flights per day and serves 200 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs more than 32,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers its customers more than 21,000 daily flights to 1,185 airports in 185 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city in Washington, D.C. at Ronald Reagan Washington National Airport. US Airways was the only airline included as one of the 50 best companies to work for in the U.S. by LATINA Style magazine’s 50 Report for 2010 and 2011. The airline also earned a 100 percent rating on the Human Rights Campaign Corporate Equality index for the sixth year in a row. The Corporate Equality index is a leading indicator of companies’ attitudes and policies toward lesbian, gay, bisexual and transgender employees and customers. US Airways also ranked #1 among its competing hub-and-spoke network carriers for 2010 performance as rated by the Wichita State University/Purdue University Airline Quality Rating (AQR). For more company information visit usairways.com, follow on Twitter @USAirways or at Facebook.com/USAirways. (LCCG)
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